EXHIBIT (h)(2)

FORM OF AMENDED AND RESTATED SHAREHOLDER SERVICING PLAN AND AGREEMENT

THIS AMENDED AND RESTATED SHAREHOLDER SERVICING PLAN AND AGREEMENT (“Agreement”) is amended and restated effective as of the             day of April, 2013 by and among PARNASSUS FUNDS and PARNASSUS INCOME FUNDS, each a Massachusetts business trust (the “Funds”), and PARNASSUS INVESTMENTS, a California corporation (“Parnassus”).

WITNESSETH

WHEREAS, each Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”); and

WHEREAS, the Funds wish to retain Parnassus to appoint, oversee the activities of and make payment to entities that have entered into agreements with Parnassus to provide servicing to persons holding shares of the Funds, including personal services and/or account maintenance for shareholders of the Funds and/or transfer agency or sub-transfer agency services (“Service Providers”), and Parnassus is willing to furnish such services.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1. Appointment. The Funds hereby authorize Parnassus to obtain for the Funds some or all of the shareholder services specified in Section 2 of this Agreement for clients of the Service Providers that hold shares of the Funds (“clients”). Parnassus agrees to obtain for the Funds from the Service Providers such shareholder services for the compensation set forth in Section 6 of this Agreement. Parnassus and not the Funds will be responsible for the remittal of such compensation to the respective Service Providers.

2. Services and Responsibilities on a Continuing Basis. The shareholder services provided pursuant to this Agreement shall be provided on a regular basis, which shall be daily, weekly or as otherwise appropriate, unless otherwise specified by the Funds. These services may include the following:

a. Keeping clients’ shares of the Funds in a single aggregated account or in a single network;

b. Opening and maintaining accounts;

c. Performing accounting and tax reporting functions;

d. Processing dividends and other distributions;

e. Forwarding shareholder communications from the Funds;

f. Responding to client inquiries;

g. Assisting clients in changing dividend and/or distribution options;

h. Providing assistance and information in connection with proxy statements, annual reports, prospectuses and other correspondence from the Funds to shareholders (including, upon request, copies, but not originals, of regular correspondence, confirmations or regular statements of account); and

i. Providing such other information and assistance to shareholders as may be reasonably requested by such clients.

Parnassus and the Funds acknowledge that, to the extent any of the foregoing services are provided by Parnassus, Parnassus is compensated for such services under the Agreement for Transfer Agent Services and

Accounting and Pricing Services. No Payment shall be made pursuant to this Agreement for any services that are primarily intended to result in the sale or distribution of shares of the Funds.

3. Standard of Care. In the performance of the duties hereunder, Parnassus and the Service Providers shall be obligated to exercise due care and diligence and to act in good faith and to use their best efforts. Without limiting the generality of the foregoing or of any other provision of this Agreement, neither Parnassus nor any Service Provider shall be liable for delays or errors or loss of data occurring by reason of circumstances beyond Parnassus’ or the Service Provider’s control.

4. Confidentiality. Parnassus agrees, on behalf of itself and its employees, to treat confidentially all records and other information relative to the Funds, and all prior, present or potential shareholders of the Funds, except after prior notification to, and approval of release of information in writing by, the Funds, which approval shall not be unreasonably withheld, and may not be withheld where Parnassus or a Service Provider may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Funds.

5. Independent Contractor. Parnassus shall, for all purposes herein, be deemed to be an independent contractor, and the Service Providers shall at all times be deemed to be independent contractors retained by Parnassus and not the Funds, and Parnassus and the Service Providers shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Funds in any way, or in any way be deemed an agent for the Funds. It is expressly understood and agreed that the services to be rendered by Parnassus under the provisions of this Agreement are not to be deemed exclusive, and Parnassus shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not materially be impaired thereby.

6. Compensation. As compensation for the services rendered by, and responsibilities assumed by, Parnassus during the term of this Agreement, each Fund will pay to Parnassus for payment to Service Providers a fee not to exceed 0.25% (25 basis points) per annum of the average monthly net asset value of such Fund’s shares held by clients of the Service Provider, such fee to be paid at such times as may be necessary to facilitate the payments of Parnassus to the Service Providers.

7. Fund Information. No person is authorized to make any representations concerning the Funds, shares of the Funds or shareholder services except in accordance with the terms of this Agreement. Neither Parnassus or any Service Provider, nor any of their respective agents will use or distribute, or authorize the use or distribution of, any statements relating to the Funds other than those contained in the Funds’ current Prospectuses or Statements of Additional Information or in such supplemental literature as may be authorized by the Funds.

8. Reports to the Funds. Parnassus shall provide to the Board of Trustees of the Funds, and the Board shall review, at each meeting, a written report of the amounts expended pursuant to this Agreement.

9. Duration. This Agreement shall continue in full force and effect for so long as such continuance is approved at least annually by vote or written consent of a majority of the Trustees of the Funds, including a majority of the Trustees of the Funds who are not “interested persons” (“Independent Trustees”).

10. Termination. This Agreement may be terminated without penalty by either party upon at least 60 days’ prior written notice to the other; provided, that in the case of termination by the Funds, the Trustees, including a majority of the Independent Trustees, shall have authorized such action.

11. Amendments. This Agreement or any part hereof may be changed or waived only by an instrument in writing signed by the party against which enforcement of such change or waiver is sought. All amendments to this Agreement must be approved by vote of the Board of Trustees of the Funds, including a majority of the Independent Trustees.

12. Records. All records required to be maintained and preserved by the Funds pursuant to the provisions of rules or regulations of the Securities and Exchange Commission under Section 3l(a) of the 1940 Act and maintained and preserved by Parnassus on behalf of the Funds, including any such records maintained by Parnassus in connection with the performance of its obligations under this Agreement, are the property of the Funds and shall be provided by Parnassus promptly on request by the Funds.

13. Miscellaneous.

a. This agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof.

b. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

c. This Agreement shall be governed by and construed in accordance with the laws of the State of California as applicable to contracts between California residents entered into and to be performed entirely within California.

d. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

e. Parnassus acknowledges that it has received notice of and accepts the limitations of the Funds’ liability set forth in the Funds’ Agreement and the Declaration of Trust. Parnassus agrees that the Funds’ obligations under this Agreement shall be limited to the Funds and to their assets, and that neither Parnassus nor any Service Provider shall seek satisfaction of any such obligation from the shareholders of the Funds or from any Trustee, officer, employee or agent of the Funds.

f. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

g. This Agreement may not be assigned without the written consent of the parties.

* * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.

PARNASSUS FUNDS	PARNASSUS INVESTMENTS

By:	By:

Name:	Name:

Title:	Title:

PARNASSUS INCOME FUNDS

By:

Name:

Title:

3

EXHIBIT 1

AMENDED AND RESTATED SHAREHOLDER SERVICING PLAN AND AGREEMENT by and among

PARNASSUS FUNDS and PARNASSUS INCOME FUNDS and

PARNASSUS INVESTMENTS

LIST OF FUNDS COVERED UNDER THE AGREEMENT

Name of Fund

Parnassus Fund

Parnassus Equity Income Fund

Parnassus Mid-Cap Fund

Parnassus Small-Cap Fund

Parnassus Workplace Fund

Parnassus Asia Fund

Parnassus Fixed-Income Fund